                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated November 11, 1998 with respect to the financial statements of U.S. Remodlers, Inc. for the period ended September 30, 1998, March 20, 1998 (except Note 16, as to which the date is June 11, 1998) with respect to the financial statements of U.S. Remodelers, Inc. for the period ended December 31, 1997, and August 5, 1998 with respect to the combined financial statements of Reunion Home Services, Inc. and Kitchen Masters, Inc. (collectively "Reunion") for the period ended November 23, 1997 in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-65029) and related Prospectus of U.S. Remodelers, Inc. for the registration of 1,610,000 shares of its common stock.


                                                  Ernst & Young LLP


Dallas, Texas
November 12, 1998